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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 20, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

        The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 18, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

        Certain portions of this document including the answers to questions 1, 3, 4, 5, 6 and 7 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 15, 2002

        1.    We note that United is one of your Sweet 16 carriers. What, if any, impact do you believe bankruptcy proceedings at US Airways and possibly United would have on Expeditors' performance (both financially and in terms of meeting customer demand)? Do these types of difficulties have any sort of impact on Expeditors' performance as long as financially distressed carriers maintain their flight operations?

        You are correct; United is one of our "Sweet 16" carriers. We do not believe that the recent bankruptcy filing by US Airways nor the potential filing by any "Sweet 16" carrier would affect our operations, provided that the carrier continued to operate during the reorganization proceedings. We would also note that, while United is in our "Sweet 16", we are not dependant on every member of this club to the same degree. United is one of the smaller members of our "Sweet 16" as of mid-August 2002.

        2.    In your second quarter 2002 statement of cash flow, we note that Expeditors spent $4.7 million in share buybacks. Can you provide additional information, i.e., was this out of your discretionary buyback program? What was the average price? How many shares did you buy?

        None of the shares acquired during the second quarter of 2002 came from our discretionary buy back program. All of these repurchases were made solely with the proceeds received from the exercise of employee stock options.

        During the second quarter of 2002, we actually repurchased 158,354 shares at an average price of $29.90 under the non-discretionary program.

        3.    In your February 2002 8-K, you suggested that maintenance capital expenditures for 2002 would probably be around $40 million, real estate investments could add another $40 million, and that IT expenditures could be as much as $40 million (which you lowered to $15-20 million in your March 2002 8-K). Your spending during the first half of 2002, $10.1 million, is dramatically less than this guidance. Has the outlook for your capital expenditures for 2002 changed? If so, why? What should we expect during the second half of 2002? Have some capital expenditures been pushed back into the 2003 budget?

        We have already established that nobody reads what we put in the 10-Q, so it probably does us no good to point out that in our filing on Form 10-Q for the first quarter of 2002 we amended the capital expenditures guidance that you reference from February 2002 to read as follows:

          The Company currently expects to spend approximately $40 million on property and equipment in all of 2002. In addition to normal capital expenditures for leasehold improvements,

  warehouse equipment, computer hardware and furniture and fixtures, this total includes estimates for a building project in Egypt.

        We repeated much the same language in the Form 10-Q for the second quarter, which we will acknowledge was filed after you submitted your question. That doesn't alter the fact that based upon recent experience, we would bet you still haven't read either statement.

        Obviously, we currently expect to make nearly $30 million in capital expenditures in the second half of 2002. At the end of the third quarter 2002, we'll again look closely at year to date spending and publish our final estimate for 2002. Things change, we spent less than we first thought we might. In part, this was due to better pricing, but the vast majority of the difference was that certain expenditures will be pushed into 2003. The final reason for the difference is that at present it is probable that we will not have a major real estate transaction in the balance of 2002. This last development is not in any way the result of a lack of desire on our part.

        4.    We note that the U.S. dollar had generally weakened against the Euro and other currencies during second quarter 2002. In past 8-K's, you have indicated that you spend very little time worrying about currency fluctuations. But for our benefit, can you quantify the degree to which your income statement (or net revenue at the least) was impacted positively or negatively from foreign exchange translation/transaction changes?

        If you look back at our previous disclosures, you will find that we have been asked this question on more than one occasion. And we believe that our answers have always been consistent. We have always politely refused to engage in this meaningless exercise. With all due respect, what would make you think that we would now change our position?

        To be clear, it is our view that this is an irrelevant calculation foisted upon the financial community by companies trying to mitigate the announcement of below expectation financial results. The novelty of the calculation has somehow legitimized it among analysts, in spite of its meaningless contribution to any relevant body of knowledge.

        Companies reporting a shortfall use foreign currency changes to avoid the unpleasant reality of stating the obvious—that they didn't make as much money as the ubiquitous "they" expected. Because of its ease of calculation, the foreign currency impact on earnings has become an interesting detour on the road to relevance. Its proponents take analysts on a tortuous exercise in rhetoric, the purpose of which is to convince the reader that reported income would have been different if only it had been different. This calculation, whatever its attraction may be for you, appears to us to be one dimensional in its disclosure and application. This is simply a game we will not play.

        5.    Did your customers divert any meaningful volumes from the West Coast ports to the East Coast ports ahead of July 1? Can you quantify the impact?

        Originally, we attributed the increase in East Coast volumes that we had experienced to a potential diversion. In retrospect, the increase in East Coast volumes seems to be commensurate with overall volume increases and while there may have been some diversion, there does not appear to be a clear trend or pattern.

        6.    Given the "rolling deadlines" that have emerged from the ILWU/PMA labor negotiations (i.e., the initial contract expiration of July 1, the caucus deadline of July 22, the presumed resumption of negotiations around August 13), have your customers continued to accelerate freight?

        What we are seeing in mid-August 2002 is pretty much in line with what we would expect to see at this point in a third quarter.

        7.    Recently, a competitor of Expeditors indicated that ocean bookings for East Coast port bound freight are roughly three times their normal rate (possibly the result of the West Coast port labor negotiations). Has Expeditors seen similar trends?

        We have seen increases, as we already noted in the responses to previous questions. However, we have not seen a trend as severe as the one you reference.

        8.    In your Form 8-K dated August 9, 2001, you indicated that Expeditors incurred $0.03 per share (split adjusted) in costs associated with the loss of the Ford customs brokerage business. You also said this includes the loss of profit in the second quarter of 2001, employee costs from May 1st, travel costs, relocation costs, legal costs, and all other Ford-related costs. How much of this per-share amount represented lost profit and how much of it represented one-time expenses?

        The circumstances surrounding the loss of the Ford Customs Brokerage business are currently the subject of a lawsuit filed by us against Vastera. They get mad every time we talk about the subject matter of the lawsuit. Suffice it to say that we had a loss of business and certain one-time expenses in the second quarter of last year. We think our prior statements provide a solid basis for someone to gauge the impact or relevance of the loss of the Ford business on our overall profitability. As to the lawsuit itself, we don't mention it in our 10-Q, they do. Enough said.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
August 20, 2002	By:	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
August 20, 2002	By:	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRIES RECEIVED THROUGH AUGUST 15, 2002
SIGNATURES